Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of NeuroMetrix, Inc. of our report dated February 9, 2017, except for the effects of the reverse stock split discussed in Note 13 to the financial statements, as to which the date is February 8, 2018, relating to the financial statements and financial statement schedule, which appears in NeuroMetrix, Inc.’s Annual Report on Form 10‑K for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
July 19, 2018